Exhibit 99.1

Media Contact: Bob Klein (414) 343-4433

Financial Contact: Amy Giuffre (414) 343-8002

HARLEY-DAVIDSON REPORTS 2009 RESULTS

Full-Year Company Revenue, Profits Decrease from Continuing Operations

Fourth Quarter Loss Reflects Previously Announced Reduction in Motorcycle

Shipments and Restructuring Activities

Company’s Efforts in 2010 Remain Focused on Extending Harley-Davidson Brand,

Continuous Improvement and Strengthening Core Business

MILWAUKEE, January 22, 2010 — Harley-Davidson, Inc. (NYSE:HOG) reported full-year 2009 revenue of $4.29 billion and income of $70.6 million, or $0.30 per share, from continuing operations. In the fourth quarter, the Company reported revenue of $764.5 million and a loss of $147.2 million, or $0.63 per share, from continuing operations. Affecting fourth-quarter results were a previously announced 53.1 percent reduction in Harley-Davidson® motorcycle shipments from the year-ago period and $167.1 million in restructuring and Buell® product line exit costs.

Including MV Agusta discontinued operations, the Company reported a full-year net loss of $55.1 million, or $0.24 per share, and a fourth-quarter net loss of $218.7 million, or $0.94 per share.

“Our full-year 2009 results were affected by the difficult economy, as well as the planned actions we took that resulted in restructuring charges of $224 million. We believe these actions are critical to restoring greater profitability and long-term growth to Harley-Davidson,” said Keith Wandell, Harley-Davidson, Inc. President and Chief Executive Officer. “We are confident we have made the right decisions for our future, and we are executing our strategy with focused intensity.”

Full-Year and Fourth-Quarter Results

For the full-year from continuing operations: revenue was $4.29 billion in 2009 compared to $5.58 billion in 2008, a 23.1 percent decrease; income was $70.6 million in 2009 compared to $684.2 million in 2008, a decrease of 89.7 percent; and earnings per share decreased 89.7 percent to $0.30 in 2009, compared to $2.92 in 2008. Full-year results from continuing operations primarily reflect the effects of lower motorcycle shipments, restructuring and Buell product line exit costs, and non-cash charges related to Harley-Davidson Financial Services.

In the fourth-quarter of 2009, the Company reported revenue of $764.5 million compared to $1.28 billion in the year-ago quarter, a 40.2 percent decrease, and a loss of $147.2 million, or $0.63 per share, compared to income of $91.9 million, or $0.40 per share in 2008, from continuing operations.

2010 Guidance

For 2010, the Company expects to ship 201,000 to 212,000 Harley-Davidson motorcycles to dealers and distributors worldwide, a reduction of five to ten percent from 2009. “We believe 2010 will continue to be a challenging year,” Wandell noted. In the first quarter of 2010, Harley-Davidson expects to ship 52,000 to 57,000 motorcycles. Gross margin is expected to be between 32.0 percent and 33.5 percent for the full year. The Company expects full-year capital expenditures of between $235 million and $255 million, including $95 million to $110 million to support restructuring activities.

“Delivering Results Through Focus” Strategy

During the fourth quarter, the Company moved forward with the execution of its business strategy, unveiled in October 2009, to deliver results by focusing on Harley-Davidson products and experiences, global expansion, demographic outreach and commitment to core customers. Additionally, the Company will continue to expand its initiative to enhance profitability through continuous improvement in manufacturing, product development and business operations.

“Focusing our investment behind the uniquely strong Harley-Davidson brand provides the most attractive path to sustained, long-term growth,” Wandell said. “We also expect to achieve substantial gains in the efficiency of our operations through continuous improvement.”

Motorcycles and Related Products Segment

Fourth Quarter. Revenue from Harley-Davidson motorcycles during the fourth quarter of 2009 was $552.0 million, down 45.6 percent compared to the year-ago period. The Company shipped 35,938 Harley-Davidson motorcycles to dealers and distributors worldwide, down 53.1 percent from the fourth quarter of 2008 but in line with previous guidance of 35,000 to 40,000 units. Revenue from Parts and Accessories totaled $144.6 million during the quarter, down 4.9 percent, and revenue from General Merchandise, which includes MotorClothes® apparel, was $66.8 million during the quarter, down 3.2 percent compared to the year-ago period.

Gross margin percent was down during the quarter from the year-ago period, primarily as a result of fixed costs being spread over fewer units and the impact of exiting the Buell product line. Operating loss was $221.8 million compared to an operating income of $162.2 million in the fourth quarter of 2008. Operating margin was negatively affected by lower gross margin and restructuring charges incurred during the quarter.

Full-Year. For the full year 2009, revenue from Harley-Davidson motorcycles was $3.17 billion compared to $4.24 billion in 2008 on shipments of 223,023 Harley-Davidson motorcycles, compared to 303,479 motorcycles in 2008. Revenue from Parts and Accessories totaled $767.3 million in 2009, down 10.7 percent, and revenue from General Merchandise was $282.2 million, down 10.1 percent compared to 2008.

Full-year 2009 gross margin was 32.3 percent compared to 34.6 percent in 2008, and operating margin was 7.3 percent compared to 17.5 percent in 2008.

Retail Motorcycle Sales. During the fourth quarter, retail sales of Harley-Davidson motorcycles decreased 21.4 percent worldwide, 27.9 percent in the U.S. and 10.3 percent in international markets, compared to the prior-year quarter. Industry-wide U.S. retail heavyweight (651cc+) motorcycle sales declined 20.9 percent during the quarter, compared to the year-ago period.

For the full year 2009 compared to 2008, retail sales of Harley-Davidson motorcycles decreased 22.7 percent worldwide, 25.8 percent in the U.S. and 15.4 percent in international markets. Industry-wide U.S. retail heavyweight motorcycle sales declined 36.7 percent in 2009, compared to 2008.

Financial Services Segment

Harley-Davidson Financial Services (HDFS) recorded an operating loss of $7.1 million for the fourth quarter of 2009, compared to an operating loss of $24.9 million in the fourth quarter of 2008. Key drivers of reduced operating loss versus the year-ago quarter include a decrease in impairments on retained securitization interests and a decrease in fair value writedowns on held-for-sale receivables, partially offset by an increase in the provision for retail loan losses.

For the full year 2009, HDFS reported an operating loss of $118.0 million, compared to operating income of $82.8 million in 2008.

HDFS continued to access the capital markets during the quarter, raising $1.76 billion through the unsecured debt and term asset-backed securitization markets. Through its 2009 funding actions, HDFS expects to meet its 2010 anticipated funding requirements.

Restructuring

The Company now expects previously announced restructuring activities that began in 2009 to result in total one-time charges of $430 million to $460 million into 2012, including charges of $175 million to $195 million in 2010. The Company continues to anticipate annual ongoing total savings from restructuring of approximately $240 million to $260 million upon completion of all announced restructuring activities, including savings of approximately $135 million to $155 million anticipated in 2010.

In December, Harley-Davidson announced that, as a result of the ratification of a new seven-year labor agreement at its York, Pa. motorcycle production operations, the Company is restructuring those facilities to focus on the core operations of motorcycle assembly, metal fabrication and paint. “When the restructuring is completed, we will have completely changed the face of how we build motorcycles in York and we expect significantly greater manufacturing flexibility and significant annual cost savings from a more efficient operation. It is a tribute to our employees at York that they understood we could not continue on the course we were on, and they worked with us to find a better way,” said Wandell.

During the fourth quarter, the Company made the decision to consolidate its vehicle test facilities from three locations, in Alabama, Arizona and Florida, into one location in Arizona.

Income Tax Rate

The Company’s full-year effective tax rate from continuing operations was 60.5 percent compared to 35.8 percent from the prior year. The increase was due primarily to the previously reported one-time charge for the Wisconsin tax law change and the non-deductible goodwill write-off for Harley-Davidson Financial Services, as well as the impact of reduced earnings. In 2010, the Company expects its full-year effective tax rate to be approximately 36.5 percent from continuing operations.

Cash Flow

Cash and marketable securities totaled $1.67 billion as of Dec. 31, 2009, compared to $568.9 million at year end 2008. Cash provided by operating activities for continuing operations was $609.0 million and capital expenditures were $116.7 million in 2009. In the fourth quarter, Harley-Davidson Motor Company made a $215 million contribution to fund Company pension plans.

Discontinued Operations

The Company continues to move forward with the sale of MV Agusta and is in the process of identifying potential buyers, following Harley-Davidson’s decision in the fourth quarter of 2009 to divest the subsidiary. MV Agusta is now presented as a discontinued operation for all periods. For the full year of 2009, Harley-Davidson, Inc. incurred a $125.8 million loss from discontinued operations, or a loss of $0.54 per share, comprised of operating losses as well as a fair value adjustment.

Company Background

Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company (HDMC), Harley-Davidson Financial Services (HDFS), Buell Motorcycle Company (Buell), and MV Agusta.

Forward-Looking Statements

The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company’s ability to (i) execute its strategy and successfully exit certain product lines and divest certain company assets, (ii) effectively execute the Company’s restructuring plans within expected costs and timing, (iii) successfully achieve with our labor unions flexible and cost-effective agreements to accomplish restructuring goals and long-term competitiveness, (iv) manage the risks that our independent dealers may have difficulty obtaining capital, and adjusting to the recession and slowdown in consumer demand, (v) manage supply chain issues, (vi) anticipate the level of consumer confidence in the economy, (vii) continue to have access to reliable sources of capital funding and adjust to fluctuations in the cost of capital, (viii) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS’ loan portfolio, (ix) continue to realize production efficiencies at its production facilities and manage operating costs including materials, labor and overhead, (x) manage production capacity and production changes, (xi) provide products, services and experiences that are successful in the marketplace, (xii) develop and implement sales and marketing plans that retain existing retail customers and attract new retail customers in an increasingly competitive marketplace, (xiii) sell all of its motorcycles and related products and services to its independent dealers, (xiv) continue to develop the capabilities of its distributor and dealer network, (xv) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (xvi) adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (xvii) adjust to healthcare inflation, pension reform and tax changes, (xviii) retain and attract talented employees, (xix) detect any issues with our motorcycles or manufacturing processes to avoid delays in new model launches, recall campaigns, increased warranty costs or litigation, and (xx) implement and manage enterprise-wide information technology solutions and secure data contained in those systems.

In addition, the Company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the Company has disclosed in documents previously filed with the Securities and Exchange Commission. Many of these risk factors are impacted by the current turbulent capital, credit and retail markets and our ability to adjust to the recession.

The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s independent dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

# # #

Harley-Davidson, Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Twelve months ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008

Net revenue	$764,499	$1,278,043	$4,287,130	$5,578,414
Gross profit	154,821	408,281	1,386,196	1,931,144
Selling, administrative and engineering expense	256,387	246,046	851,165	942,267
Restructuring expense and other impairments	120,238	—	220,976	12,475

Operating (loss) income from motorcycles & related products	(221,804)	162,235	314,055	976,402

Financial services income	129,152	64,875	494,779	376,970
Financial services expense	134,178	89,797	581,059	294,205
Restructuring expense	2,098	—	3,302	—
Goodwill impairment	—	—	28,387	—

Operating (loss) income from financial services	(7,124)	(24,922)	(117,969)	82,765

(Loss) income from operations	(228,928)	137,313	196,086	1,059,167
Investment income	1,037	4,041	4,254	11,296
Interest expense	10,212	3,316	21,680	4,542

(Loss) income before income taxes	(238,103)	138,038	178,660	1,065,921
(Benefit from) provision for income taxes	(90,933)	46,094	108,019	381,686

(Loss) income from continuing operations	(147,170)	91,944	70,641	684,235
Loss from discontinued operations, net of tax	(71,526)	(14,135)	(125,757)	(29,517)

Net (loss) income	$(218,696)	$77,809	$(55,116)	$654,718

(Loss) earnings per common share from continuing operations:
Basic	$(0.63)	$0.40	$0.30	$2.92
Diluted	$(0.63)	$0.40	$0.30	$2.92

Loss per common share from discontinued operations:
Basic	$(0.31)	$(0.06)	$(0.54)	$(0.13)
Diluted	$(0.31)	$(0.06)	$(0.54)	$(0.13)

(Loss) earnings per common share:
Basic	$(0.94)	$0.34	$(0.24)	$2.80
Diluted	$(0.94)	$0.34	$(0.24)	$2.79

Weighted-average common shares:
Basic	232,720	231,786	232,577	234,225
Diluted	232,720	232,037	233,573	234,477

Cash dividends per common share	$0.10	$0.33	$0.40	$1.29

Harley-Davidson, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)
	December 31, 2009	December 31, 2008

ASSETS
Current assets:
Cash and cash equivalents	$1,630,433	$568,894
Marketable securities	39,685	—
Accounts receivable, net	269,371	265,319
Finance receivables held for sale (1)	—	2,443,965
Finance receivables held for investment, net	1,436,114	1,378,461
Inventories	323,029	379,141
Assets of discontinued operations	181,211	238,715
Other current assets	462,106	252,057

Total current assets	4,341,949	5,526,552

Finance receivables held for investment, net	3,621,048	817,102
Other long-term assets	1,192,521	1,484,971

	9,155,518	7,828,625

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	676,600	806,743
Liabilities of discontinued operations	69,535	77,941
Short-term debt	189,999	1,738,649
Current portion of long-term debt	1,332,091	—

Total current liabilities	2,268,225	2,623,333

Long-term debt	4,114,039	2,176,238
Pension liability and postretirement healthcare benefits	509,804	758,411
Other long-term liabilities	155,332	155,040

Total shareholders’ equity	2,108,118	2,115,603

	$9,155,518	$7,828,625

(1)	During the second quarter of 2009, the Company reclassified its finance receivables held for sale to finance receivables held for investment, net due to a change in the Company’s intent to structure future securitization transactions in a manner that does not qualify for accounting sale treatment under the provisions of Accounting Standards Codification Topic 860, “Transfers and Servicing.”

Harley-Davidson, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	(Unaudited)
	Twelve months ended
	December 31, 2009	December 31, 2008	December 31, 2007

Net cash provided by (used by) operating activities of continuing operations	$609,010	$(608,029)	$798,146

Cash flows from investing activities of continuing operations:
Capital expenditures	(116,748)	(228,959)	(242,113)
Finance receivables held for investment, net	(771,058)	(159,631)	(145,381)
Collection of retained securitization interests	61,170	93,747	118,175
Net change in marketable securities	(39,685)	2,543	657,735
Other, net	2,834	(2,575)	2,789

Net cash (used by) provided by investing activities of continuing operations	(863,487)	(294,875)	391,205

Cash flows from financing activities of continuing operations:
Proceeds from issuance of medium term notes	496,514	993,550	398,144
Repayment of medium term notes	—	(400,000)	—
Proceeds from issuance of senior unsecured notes	595,026	—	—
Net borrowings of securitization debt	2,150,109	—	—
Net (decrease) increase in credit facilities and unsecured commercial paper	(1,083,331)	761,065	(16,247)
Net borrowings and repayments of asset-backed commercial paper	(513,168)	490,000	—
Repayment of senior subordinated debt	—	—	(30,000)
Net change in restricted cash	(167,667)	—	—
Dividends	(93,807)	(302,314)	(260,805)
Purchase of common stock for treasury	(1,920)	(250,410)	(1,153,439)
Excess tax benefits from share-based payments	170	320	3,066
Issuance of common stock under employee stock option plans	11	1,179	21,478

Net cash provided by (used by) financing activities of continuing operations	1,381,937	1,293,390	(1,037,803)

Effect of exchange rate changes on cash and cash equivalents of continuing operations	6,789	(20,352)	12,909

Net increase in cash and cash equivalents of continuing operations	1,134,249	370,134	164,457

Cash flows from discontinued operations:
Cash flows from operating activities of discontinued operations	(71,298)	(75,028)	—
Cash flows from investing activities of discontinued operations	(18,805)	(99,963)	—
Effect of exchange rate changes on cash and cash equivalents of discontinued operations	(1,208)	(4,439)	—

	(91,311)	(179,430)	—

Net increase in cash and cash equivalents	$1,042,938	$190,704	$164,457

Cash and cash equivalents:
Cash and cash equivalents - beginning of period	$568,894	$402,854	$238,397
Cash and cash equivalents of discontinued operations - beginning of period	24,664	—	—
Net increase in cash and cash equivalents	1,042,938	190,704	164,457
Less: Cash and cash equivalents of discontinued operations - end of period	(6,063)	(24,664)	—

Cash and cash equivalents - end of period	$1,630,433	$568,894	$402,854

Net Revenue and Motorcycle

Shipment Data

	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Twelve months ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
NET REVENUE (in thousands)
Harley-Davidson® motorcycles	$552,036	$1,015,507	$3,174,810	$4,244,587
Buell® motorcycles	(3,962)	33,381	46,514	123,085
Parts & Accessories	144,626	152,028	767,275	858,748
General Merchandise	66,752	68,973	282,210	313,838
Other	5,047	8,154	16,321	38,156

	$764,499	$1,278,043	$4,287,130	$5,578,414

MOTORCYCLE SHIPMENTS:
Harley-Davidson
United States	20,036	57,081	144,464	206,309
International	15,902	19,500	78,559	97,170

Total Harley-Davidson	35,938	76,581	223,023	303,479

Buell	3,026	3,895	9,572	13,119

MOTORCYCLE PRODUCT MIX:
Harley-Davidson
Touring	14,780	26,196	84,104	101,887
Custom	16,517	35,592	91,650	140,908
Sportster®	4,641	14,793	47,269	60,684

Total Harley-Davidson	35,938	76,581	223,023	303,479

Retail Sales of Harley-Davidson Motorcycles

	Three months ended		Twelve months ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
North America Region
United States	21,284	29,502	162,385	218,939
Canada	1,030	1,950	11,406	16,502

Total North America Region	22,314	31,452	173,791	235,441

Europe Region (Includes Middle East and Africa)
Europe*	6,322	6,441	36,444	40,725
Other	997	834	3,560	4,317

Total Europe Region	7,319	7,275	40,004	45,042

Asia Pacific Region
Japan	2,865	3,152	13,105	14,654
Other	2,649	2,873	9,884	10,595

Total Asia Pacific Region	5,514	6,025	22,989	25,249

Latin America Region	1,607	2,003	5,850	8,037

Total Worldwide Retail Sales	36,754	46,755	242,634	313,769

Data Source (subject to update)

Data source for all 2008 and 2009 retail sales figures shown above is sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning retail sales, and this information is subject to revision.

Only Harley-Davidson® motorcycles are included in the Harley-Davidson Motorcycle Sales data.

*	Data for Europe include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.

Heavyweight Market Data

	Twelve months ended
	December 31, 2009	December 31, 2008
United States[1]	303,182	479,274

	Eleven months ended
	November 30, 2009	November 30, 2008
Europe[2]	304,670	376,096

1 - United States industry data includes 651+cc models, derived from submission of motorcycle retail sales by each major manufacturer to an independent third party. This data is subject to revision and update. As of the second quarter 2009, industry data includes three-wheeled vehicles retroactive to 2008.

2 - Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 651+cc models, derived from information provided by Giral S.A., an independent agency. Europe market data is reported on a one-month lag. This data is subject to revision and update.